Exhibit 99.1

TransEnterix Announces Kitakyushu General Hospital Completes First Surgical Procedures with the Senhance Surgical System

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)—Feb. 28, 2020-- TransEnterix, Inc. (NYSE American:TRXC), a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery, today announced that the Kitakyushu General Hospital, a hospital in southwestern Japan, completed its first surgical procedures using the Senhance® Surgical System. The first patients were treated by Dr. Naoki Nagata, President of Kitakyushu General Hospital, and team across general and colorectal minimally invasive surgical procedures. TransEnterix had announced on January 29, 2020 that Kitakyushu General Hospital had entered into an agreement to lease and utilize a Senhance System.

“It is gratifying to see system installation, clinical training, Senhance program launch and first clinical cases completed within three weeks from signing of the agreement at Kitakyushu General Hospital and showcases the hospital’s commitment to integrating Senhance into their minimally invasive surgery program” said Anthony Fernando, president and chief executive officer at TransEnterix. “We look forward to continuing our clinical partnership with the Kitakyushu General Hospital team.”

Kitakyushu General Hospital is a prestigious institution and is recognized as one of the major hospitals in Kitakyushu. It offers both advanced and emergency medical care and is a core part of the Kitakyushu Hospital Group. It is a 360-bed facility that contains a critical care center and is the only general hospital in the Kitakyushu Hospital Group.

“We are pleased to bring this new minimally invasive surgery platform to our patients,” said Dr. Nagata. “Our Kitakyushu surgical team was able to easily and rapidly integrate the Senhance System program, progressing smoothly from installation, through staff training, to performing our first cases in a matter of weeks. The clinical partnership and comprehensive support from TransEnterix allowed us to efficiently launch this new program to our community.”

The Senhance® System is the first and only digital laparoscopic surgical platform designed to maintain laparoscopic MIS standards while providing digital benefits such as haptic feedback, robotic precision, comfortable ergonomics, advanced instrumentation including, 3 mm microlaparoscopic instruments, eye-sensing camera control and reusable standard instruments to help maintain per-procedure costs similar to traditional laparoscopy. It is the first new abdominal robotic surgery platform to receive FDA clearance since 2000 and is approved for use in Japan with broad reimbursement. The Senhance Surgical System was approved for use by the Japanese Ministry of Health, Labor and Welfare (MHLW) in 2019, and has the broadest procedural reimbursement of any abdominal robotic surgery platform in Japan, which applies to 98 benign and malignant laparoscopic procedures across general, colorectal, gynecologic, pediatric and urologic surgeries at reimbursement rates equivalent to traditional laparoscopy in Category A1.

About TransEnterix

TransEnterix is a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options in today's value-based healthcare environment. The Company is focused on the commercialization of the Senhance Surgical System, which digitizes laparoscopic minimally invasive surgery. The system allows for robotic precision, haptic feedback, surgeon camera control via eye sensing and improved ergonomics while offering responsible economics. The Senhance Surgical System is available for sale in the US, the EU, Japan and select other countries. For more information, visit www.transenterix.com.

Forward-Looking Statements

This press release includes statements relating to the Senhance System and the Kitakyushu General Hospital performing first surgical procedures with the Senhance System. These statements and other statements regarding our future plans and goals constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether TransEnterix’s partnering with the surgeons at Kitakyushu General Hospital will advance patient care; and whether the Senhance System will be a welcome addition to Kitakyushu General Hospital’s leading offering for patients seeking advanced minimally invasive and robotic surgery. For a discussion of the risks and uncertainties associated with TransEnterix's business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 27, 2019 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For TransEnterix, Inc.
Investor Contact:
Mark Klausner, +1 443-213-0501
invest@transenterix.com
or
Media Contact:
Terri Clevenger, +1 203-682-8297
terri.clevenger@icrinc.com